UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 14, 2008
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Ex-10.1 2008 Equity Incentive Plan

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On May 14, 2008, at the 2008 Special Meeting of Stockholders in Lieu of Annual Meeting (the “Meeting”) of MicroFinancial Incorporated (the “Company”), the stockholders of the Company approved the MicroFinancial Incorporated 2008 Equity Incentive Plan (the “2008 Plan”). The Company’s Board of Directors had previously approved the 2008 Plan, subject to approval by the stockholders. The Company’s Proxy Statement for the Meeting, which was filed on Schedule 14A with the Securities and Exchange Commission on April 16, 2008, included a summary description of the 2008 Plan, as well as the full text of the 2008 Plan. The following is a brief description of the terms and conditions of the 2008 Plan.
     The Board of Directors has reserved 1,000,000 shares of the Company’s Common Stock for issuance under the 2008 Plan. For purposes of calculating the shares remaining for grant under the 2008 Plan, grants of stock options or stock appreciation rights to any participant will reduce that reserve by one share for each share subject to the option or the settled portion of the stock appreciation right. Grants of restricted stock and any other “full share” awards will reduce the reserve by three (3) shares for each share of common stock subject to the award, in the case of awards to employees, or by one share for each share of common stock subject to the award, in the case of awards to non-employee directors.
     The terms of the 2008 Plan require that it be administered by a committee composed of two or more members of the Board of Directors who are independent from Company management (the “Committee”). The Committee has the authority to adopt administrative rules and practices governing the operation of the 2008 Plan and to interpret its provisions. The committee may, subject to applicable law, delegate to one or more executive officers the power to make awards to participants who are not directors or executive officers so long as the committee fixes the maximum number of shares that may be subject to such awards. The Board of Directors may at any time also take any such action.
     Under the 2008 Plan, the Company may grant stock options, restricted stock, restricted stock units, shares of common stock without restrictions, and any other right to receive payment from the Corporation based in whole or in part on the value of the common stock. These may include instruments such as phantom stock, performance units, and stock appreciation rights. The maximum cumulative number of shares available for grants of incentive stock options under the Plan is 1,000,000 shares. The Committee determines the terms of the options, including the amount, exercise price, vesting schedules and term, which may not exceed ten years. The per share exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the grant date.
     The Committee selects the participants to receive awards and determines the terms and conditions of each award, including the number of shares of Common Stock subject to each award, the price, if any, a participant pays to receive or exercise an award, the time or times when an award vests or may be exercised, settled, or forfeited, any performance goals, restrictions, or other conditions to vesting, exercise, or settlement of an award, and the effect on an award of the disability, death, retirement or other termination of service of a participant. No stock option granted to an employee under the 2008 Plan shall become fully vested within one year from its grant date, and no restricted stock or other awards made to an employee without any performance-based criteria other than the employee’s continued service will have a restricted period of less than one year. A participant’s right to earn or vest in an award may be made subject to the achievement of one or more objective performance goals based on one or more criteria established by the committee as outlined in the 2008 Plan.
     Upon an equity restructuring or other corporate transaction that affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the 2008 Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which awards may be made under the 2008 Plan, the number and kind of shares subject to outstanding awards, the exercise price with respect to any of the foregoing, and the limit on individual grants. In the event of a change in control, subject to the terms of individual award agreements evidencing an award under the 2008 Plan, the Committee may act to preserve the participants’ rights as the committee may consider equitable to participants and in the best interests of the Company. The Company may not, without further stockholder approval, amend any outstanding option or stock appreciation right to reduce the exercise price or replace it with a new award exercisable for Common Stock at a lower exercise price.

     The Board of Directors may amend, suspend or terminate the 2008 Plan, subject to any stockholder approval it deems necessary or appropriate. Unless it is sooner terminated, the 2008 Plan will automatically terminate on the day before the tenth (10th) anniversary of the date it is first approved by stockholders. No awards may be granted under the 2008 Plan while it is suspended or after it is terminated.
     The description of the 2008 Plan is qualified in its entirety by reference to the full text of the 2008 Plan, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
     Item 9.01. Financial Statements and Exhibits.

Exhibit	Exhibit Title
Exhibit 10.1	MicroFinancial Incorporated 2008 Equity Incentive Plan
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: May 16, 2008